Exhibit 10.1

BINDING TERM SHEET

October 20, 2025

This Binding Term Sheet (this “Term Sheet”) sets forth our current proposal with regard to a business combination (the “Transaction”) between 1542770 BC Ltd., a Canadian limited liability company (“Molecule”) and Shuttle Pharmaceuticals Holdings, Inc., a Delaware corporation (“Shuttle”). Molecule and Shuttle are each sometimes referred herein to as a “Party” and, collectively, as the “Parties”.

The Parties have undertaken negotiations regarding the Transaction, and those negotiations have progressed in good faith. In anticipation of the continued time and effort required to continue negotiations, finalize definitive agreements, and obtain the required consents to authorize the Transaction, and to reflect their commitment to undertake the foregoing and to consummate the Transaction, the Parties now seek to enter into this binding Term Sheet. Subject to the limitations set forth below, the Parties, intending to be legally bound hereby as provided herein, and each having received good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

Binding Nature:

This Term Sheet sets forth the entire understanding and agreement between the Parties with respect to the proposed Transaction and supersedes and replaces in its entirety the Summary of Terms, dated as of October 9, 2025, by and between the Parties, as well as all prior or contemporaneous discussions, term sheets, letters of intent, understandings and agreements (whether written or oral) relating to the subject matter hereof. This Binding Term Sheet constitutes the complete and exclusive statement of the terms agreed upon by the Parties as of the date hereof, and no other agreements, representations, warranties or promises not expressly set forth herein shall be of any force or effect.

The Parties acknowledge that this Term Sheet contains the material business terms of the transaction described herein and that they will enter into one or more mutually satisfactory formal written agreements embodying the terms of this Term Sheet and effectuating the transactions contemplated by this Term Sheet (the “Definitive Agreements”).

The Parties acknowledge and agree that the Definitive Agreements will include terms and conditions that address matters not covered by this Term Sheet and terms and conditions that address in further detail the matters covered by this Term Sheet, together with additional customary terms and conditions regarding the transactions contemplated by this Term Sheet.

This Term Sheet is legally binding and enforceable on and against each Party, subject to the provisions herein, including the satisfactory completion of due diligence and legal structuring, the satisfaction or waiver of the execution conditions set forth herein, the execution of the Definitive Agreements, and the satisfaction or waiver of the closing conditions set forth herein and in the Definitive Agreements. The Parties agree to proceed in good faith toward executing Definitive Agreements consistent with the terms outlined herein.

Form of Transaction:

The Transaction will be structured as a purchase of substantially all of the assets and liabilities of Molecule by Shuttle or its affiliate. In consideration, Molecule shall receive an aggregate purchase price of US$10,000,000, payable in a combination of cash and shares of common stock of Shuttle (which combination of cash and common stock is subject to Shuttle’s sole determination) over time and subject to the achievement of certain milestones to be agreed by the Parties in good faith.

Retention of Key Persons	Following the execution of Definitive Agreements, Shuttle intends to retain ZT Zhang to assist in post-Transaction transitioning and to incorporate Molecule’s relevant core applications.

Conditions to Execution of	● Satisfactory completion of due diligence by both Parties.
Definitive Agreements	● Satisfactory negotiation of the Definitive Agreements, including customary provisions for a transaction of this nature and as set forth herein.
● Approval of the proposed Transaction by the boards of directors (or equivalent) of each of Shuttle and Molecule.
● Accuracy of representations and warranties, including no requisite consents, orders or injunctions blocking the transaction.

Representations, Warranties and Covenants	The Definitive Agreements shall contain representations, warranties and covenants typical for a transaction of this nature.

Access to Information	Each Party and its directors, officers and agents shall afford, and cause their affiliates, officers, agents and representatives to afford, to the other Party and its representatives reasonable access to the properties, business, personnel (including outside accountants and lawyers), and financial, legal, accounting, tax and other data and information relating to such Party and its business as reasonably requested by the other Party and its representatives for the purposes of consummating the Transaction and facilitating the due diligence investigation.

Fees and Expenses:	Except as otherwise expressly agreed upon by the Parties, each Party shall be responsible for and bear all of its own costs and expenses incurred in connection with the proposed Transaction; provided, that if Definitive Agreements are properly executed during the Exclusivity Period, Shuttle shall bear all reasonable and documented legal, accounting and other professional fees and expenses incurred in connection with the negotiation and execution of this Term Sheet and the Definitive Agreements.

Exclusivity	In order to induce the other Party to enter into negotiations regarding the Transaction and in consideration of the resources the other Party is committing to the Transaction, each of Shuttle and Molecule agrees that, for a period of 90 days from the date of this Term Sheet (the “Exclusivity Period”), it shall not enter into or continue (nor permit any of its shareholders, equity holders, directors, officers, employees, agents, advisors, or representatives, to enter into or continue) negotiations or discussions with any third parties regarding the sale, purchase license or other disposition, of all or substantially all, of the equity or assets of a Party or line of business of a Party that is directly in competition with Molecule. The Exclusivity Period may be extended by mutual agreement of the Parties. Notwithstanding anything to the contrary in this section, Shuttle shall not be restricted from conducting its business in the ordinary course, including in engaging in discussions with other third Parties are not in direct competition with Molecule.

Termination:	This Term Sheet will terminate automatically and be of no further force and effect upon the earliest of (i) the execution and delivery by the Parties of the Definitive Agreements; (ii) notice of termination by either Party for material breach by the other Party of this Term Sheet (which must be confirmed by third party legal advisor report explaining the material breach), which breach, if curable, remains uncured for ten (10) days after written notice thereof furnished by the non-breaching Party to the breaching Party, (iii) by mutual agreement between the Parties, and (iii) by either Party if: the Transaction is not consummated by the end of the Exclusivity Period. The termination of this Term Sheet shall not affect any rights that either Party has with respect to any breach of this Term Sheet by the other Party prior to such termination.

Public Disclosure:	The existence of this term sheet and the individual terms and conditions (other than the existence and terms of this confidentiality paragraph) are confidential and shall not be disclosed by either Party to anyone, except to its respective affiliates and its affiliates’ respective agents and/or staff members (whether employee or affiliates), directors, managers, members, managing members, legal, financial or other advisors, representatives (and each recipient of this teen sheet shall remain responsible for such person’s complying with this paragraph). Notwithstanding the foregoing, the Parties may, without liability, make any disclosure that is (a) required under any law or regulation (including, without limitation, rules and regulations of any court, governmental agency or other regulatory authority), (b) required or requested by, or necessary under the rules of, any court, any governmental agency or other regulatory authority (including, without limitation, any self-regulatory organization or any currency, stock or other exchange) or (c) required or appropriate in connection with any action, investigation or proceeding (including, without limitation, as part of any interrogatory, court order, subpoena, administrative proceeding, civil investigatory demand, in each case whether oral or written, or any other legal or regulatory process).

General:	This Term Sheet supersedes any and all prior agreements, understandings or discussions (whether oral or in writing) between the Parties hereto pertaining to the subject matter hereof. Neither the expenditure of funds by either Party in reliance on this Term Sheet nor part performance of any provision of this Term Sheet by either Party shall alter the foregoing provisions of this paragraph.

Liability:	Each Party will be liable for any damages for its willful and material breach of the Term Sheet or the Definitive Agreement.

Governing Law:	This Term Sheet shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the conflicts of laws principles thereof.

Counterparts:	This Term Sheet may be executed electronically and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

Accepted and agreed as of the date set forth above:

1542770 BC Ltd.		Shuttle Pharmaceuticals Holdings, Inc.

By:	/s/ ZT Zhang	By:	/s/ Chris Cooper
Name:	ZT Zhang	Name:	Chris Cooper
Title:	CEO	Title:	CEO